Exhibit 99.1

Shake Shack Promotes Tara Comonte to Expanded Role of President and Chief Financial Officer

NEW YORK, NY (Business Wire) — October 2, 2019 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced the promotion of Tara Comonte to the expanded role of President and Chief Financial Officer, effective October 1, 2019.

Comonte’s new role will increase her strategic leadership and operational responsibilities as Shake Shack continues to rapidly expand both domestically across the United States and internationally, including first-in-market openings earlier this year in Mainland China and Mexico. As President, Comonte will focus on scaling the Company’s infrastructure, broadening support and guidance across day-to-day operations, and ensuring the successful execution of the Company’s strategic priorities. She will continue her existing responsibilities overseeing Finance, Accounting, Technology, Internal Audit and Legal. Comonte’s new role is reflective of Shake Shack’s commitment to building a best-in-class executive leadership team, following a number of key internal promotions and external hires earlier this year.

Comonte joined Shake Shack in 2017 and has played a critical role in the Company’s increased focus and investment in digital innovation, as well as overall leadership of their enterprise-wide technology upgrade, referred to as Project Concrete. She has also been a key architect in the expansion and formalization of Shake Shack’s diversity and inclusion initiatives, launched earlier this year. A seasoned executive, Comonte has more than 20 years of strategy, finance, technology and operations experience in the public and private sector, spending much of her career at global media and advertising companies.

“We are in the midst of exciting growth and I’m thrilled for Tara to play an even larger role in helping lead Shake Shack to its full potential,” said Randy Garutti, CEO of Shake Shack. “She’s had a tremendously positive impact across the company over the last few years, and combined with her proven track record, Tara’s expanded role will now benefit so many other areas of our business while allowing me to focus even more on where we’re headed. In addition to excellence in her field, Tara’s commitment to diversity and inclusion, empowerment and accountability are core to the very special culture we have here at Shake Shack.”

"I feel incredibly fortunate to be part of this great company, with such strong and experienced leaders across the board, and a culture and brand second to none. Our teams have achieved so much already, and yet we’re just getting started. Shake Shack is a company that walks its talk - true to the beliefs on which it was founded and committed to investment in our people and our sizeable growth opportunity. I look forward to partnering closely across the business as we continue to deliver our strategic priorities and execute on the many opportunities that lie ahead,” said Tara Comonte.

About Shake Shack

Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics – ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 250 locations in 29 U.S. States and the District of Columbia, including more than 85 international locations across London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Skip the line with the Shack App, a mobile ordering app that lets you save time by ordering ahead! Guests can select their location, pick their food, choose a pickup time and their meal will be cooked-to-order and timed to arrival. Available on iOS and Android.

Learn more: shakeshack.com | IG: @shakeshack | t: @shakeshack |facebook.com/shakeshack

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Media Contact:

Kristyn Clark, Shake Shack

(646) 747-8776

kclark@shakeshack.com

Investor Contact:

Melissa Calandruccio, ICR

Michelle Michalski, ICR

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com